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                                                                   EXHIBIT 3(e)


                                 CERTIFICATION

This is to certify that the Board of Directors of Fleetwood Enterprises, Inc., a Delaware corporation, adopted the following resolution at a special meeting of the Board of Directors on April 12, 1999.


RESOLVED, that pursuant to the authority granted to the Board under the Bylaws, effective April 13, 1999, Section 3.02 (Number and Term of Office) of the Bylaws is hereby amended in its entirety to provide as follows:


Section 3.02 Number and Term of Office. The authorized number of directors of the Corporation shall be eleven (11) and such authorized number shall not be changed except by a Bylaw or amendment thereof duly adopted by the stockholders in accordance with the Certificate of Incorporation or by the Board amending this Section 3.02.

I certify that the foregoing is a true copy of said resolution of the Board of Directors of Fleetwood Enterprises, Inc. and that such resolution have not been repealed or amended and remain in full force and effect.


                                                /s/ Willam H. Lear
                                                ------------------------------
                                                    Willam H. Lear, Secretary


Dated: April 13, 1999